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Exhibit 1.1
COCA-COLA FEMSA, S.A.B. DE C.V.
BYLAWS
CHAPTER I
NAME, PURPOSE, DURATION, LEGAL RESIDENCE AND NATIONALITY OF THE COMPANY
ARTICLE 1.- The company’s name is COCA-COLA FEMSA, followed by the words. SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE (Public Stock Corporation with Variable Capital), or by the abbreviation S.A.B. DE C.V.
ARTICLE 2.- The purpose of the Company shall be:
a).- To establish, promote, organize and participate in all types of civil or business corporations, civil associations and in all types of domestic or foreign companies, through the subscription and/or acquisition of the shares, partnership interest, assets and rights thereof, and dispose of and carry out all types of commercial transactions and agreements with regard to such shares, partnership interest, assets and rights.
b) To acquire, issue, subscribe, hold and transfer bonds, shares, partnership interest, securities and credit instruments of any type, as well as to enter into repurchase agreements, enter into limited partnership, partner, enter into profit sharing agreement and to enter into all types of active or passive transactions involving such securities and credit instruments.
c) To request, obtain, register, buy, lease, assign or in any other way dispose of and acquire, exploit and/or transfer or by any legal means, all types of concessions, permits, franchises, authorizations, trademarks, trade names, utility models, distinctive signs, copyrights, patents, inventions, and processes.
d) To lend or borrow money with or without security through current account agreements, mutual agreement with interest or any other agreement, as well as to draw, accept, issue, endorse or guarantee credit instruments, to issue bonds, debentures with or without specific security interest, to become joint or several debtor, and to extend guarantees and performance bonds, as well as to grant any type of sureties with regard to the obligations undertaken by the Company or by third parties.
e) To contract actively or passively professional and/or specialized services of any kind and, generally, enter into or execute acts, transactions, agreements and contracts of any kind that may be required for the achievement of its corporate purpose.
ARTICLE 3.- The Company shall have a term of ninety-nine years beginning as of the incorporation date of the Company.
ARTICLE 4.- The legal domicile of the Company shall be Mexico City, and the Company may establish agencies, offices or branches in other places in Mexico or abroad.
ARTICLE 5.- Any foreigner who, at the time of incorporation or at any subsequent time, acquires a corporate interest or participation in the Company, will be considered, by that fact alone, as Mexican with respect to such interest or participation, and it is understood that they agree not to invoke the protection of their government, under the penalty, in case of failure to comply with this instrument, of forfeiting said interest or participation to the benefit of the Mexican Nation.
CHAPTER II
CAPITAL STOCK AND SHARES
ARTICLE 6.- a).- The capital stock is variable. The minimum fixed capital stock not subject to withdrawal is $820,502,794.00 (Eight Hundred and Twenty Million Five Hundred and Two Thousand Seven Hundred and

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Ninety-four Mexican Pesos 00/100) represented by 14,770,993,576 (Fourteen Billion Seven Hundred and Seventy Million Nine Hundred and Ninety-three Thousand Five Hundred and Seventy-six) shares, which are fully subscribed and paid. The variable capital is unlimited.
b).- At least 75% of the capital stock will be represented by common shares (without par value). These shares will be divided into three series: Series "A" closely held common shares; Series "D" closely held common shares; and Series "B" freely transferable common shares. Also, up to 25% of the capital stock will be represented by Series "L" shares with limited voting rights, freely transferable (without par value).
c).- Series "A" shares shall always represent no less than 50.1% of the capital stock represented by common shares and shall only be held by Mexican investors. Series "D" shares shall always represent at least 25% of the capital stock represented by common shares and shall be of free subscription. Series “B" shares shall be of free subscription and shall not exceed, together with the Series “D" shares, 49.9% of the capital stock represented by common shares. Upon prior authorization by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and the National Foreign Investments Commission (Comisión Nacional de Inversiones Extranjeras) Series "L” shares shall not be computed for purposes of determining the amount and percentage of foreign participation in the capital stock of the Company.
d).- Series “A” and Series “D" shares shall be closely held shares since they shall be subject to the fulfillment of the procedure set forth in article 15 and verification by the Company’s Trustee referred to in article 17 hereof for their transfer to be effective.
e).- Within their respective series, the shares confer their holders the same rights and obligations.
f).- Share certificates representing the shares shall bear the signature of one Series “A” and one Series “D” director.
g).- Series “L” shares shall only have voting rights in those limited matters set out in these bylaws and specified in the corresponding share certificates. Such matters shall be as follows: changes in the legal form of the Company other than changes from Sociedad Anónima Bursátil de Capital Variable (public stock corporation with variable capital) to Sociedad Anónima Bursátil (public stock corporation) and vice versa; merger with another corporation as merged corporation, or merger with another corporation as merging corporation, when the main corporate purposes of the merged corporation are not related to or connected with those of the merging company and/or its subsidiaries; and the deregistration of the shares issued by the Company with the National Securities Registry (Registro Nacional de Valores) or with other foreign stock exchanges with which the shares are registered.
h).- It is understood and agreed by the holders of Series "L" shares that under no circumstances will such holders have the right to determine the management of the Company, or its investments, increases or decreases in capital stock, the issuance or amortization of the shares representing the capital stock, the amendment to these bylaws or the dissolution or liquidation of the Company, or have any rights other than those expressly granted pursuant to paragraph g) of this Clause Three. Holders of Series "L" shares, however, shall be entitled to designate up to 3 regular directors and their respective alternate directors, as set forth in paragraph a) article 25 of the bylaws.
Series “L” shareholders shall also be entitled to vote in the matters expressly provided for by the Securities Market Law.
i).- Subject to obtaining any necessary regulatory authorization, the Company may group Series "B" and Series “L” together into bundled units and issue them; with respect to such units, (i) each of the bundled units will consist of five (5) Series “L” shares and three (3) Series “B” shares, and (ii) if the bundled units are issued, they may only be traded as bundled units. The share certificates of such bundled units shall be executed by one of the members of the board designated by Series “A” shareholders, and by one of the members of the board designated by Series “D” shareholders.

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j).- In 2024, the holders of the bundled units representing Series “L” and Series “B” shares, at a special shareholders’ meeting of each of the series of shares, which will have to be called by the board of directors at the request of any holder or group of holders representing 5% or more of the capital stock, will be entitled to decide whether bundled units should unbundle and, in the event Series "L" shareholders and Series "B" shareholders resolve to unbundle Series "L" and Series B" involved, to decide that the bundled units be exchanged for certificates representing the underlying Series “L” and Series “B” shares, and that underlying Series "L" y Series “B” shares are listed separately, provided that, should the unbundling of bundled units be approved, it would be effective one (1) year after the approval of the unbundling resolution and the Company will be required to disclose it to the public.
k).- Notwithstanding paragraph (j) above, the board of directors will have the authority to submit to the consideration of the holders of the bundled units, at a special shareholders’ meeting of each of Series “B” and Series “L” shares, at any time, whether the bundled units should be unbundled, provided that the call to the corresponding special shareholders’ meeting is made three (3) months in advance and, if the unbundling of bundled units is approved by Series “L” and Series “B” shareholders, that the bundled units be exchanged for share certificates representing the underlying Series “L” and Series “B” shares, and that underlying Series "L" y Series “B” shares are listed separately, provided that, should the unbundling of bundled units be approved, it would be effective one (1) year after the approval of the unbundling resolution and the Company will be required to disclose it to the public
For purposes of paragraphs j) and k), the special shareholders’ meeting that decides whether bundled units should unbundle will require seventy five percent (75%) of each of the Series “B” and Series “L” shares to be present, and the favorable vote of the shareholders present at the meeting representing fifty one percent (51%) of each of the Series “B” and Series “L” shares.
ARTICLE 7.- The Company may issue limited voting shares, described herein as Series "L" shares which, with prior authorization of the National Banking and Securities Commission and the National Foreign Investment Commission, will be considered issued according to the Securities Market Law (Ley del Mercado de Valores) and of the relevant authorizations by the National Banking and Securities Commission, and article 198 of the General Business Corporations Law shall not apply to such shares and they shall be subject to the limitations set out herein.
ARTICLE 8.- Any increase or decrease in the fixed portion of the capital stock and the resulting amendment of clause three of the articles of incorporation and article 6 of these bylaws shall be accomplished pursuant to a resolution adopted at an extraordinary shareholders' meeting in accordance with article 23 hereof.
In addition, in accordance with article 53 of the Securities Market Law, any capital increase for issuance of unsubscribed shares, which may be grouped together into bundled units, held in the treasury will be subject to the approval by an extraordinary general shareholders’ meeting.
ARTICLE 9.- Any increase or decrease in the variable portion of the capital stock shall be approved by the general ordinary shareholders’ meeting pursuant to article 23 of these bylaws.
ARTICLE 10.- “The variable portion of the capital stock may be increased when approved at an ordinary shareholders' meeting, by issuing new shares or new shares grouped together into bundled units, or by placing shares or bundled units grouping together shares held in the treasury for this purpose. Shareholders or holders of outstanding bundled units shall have preemptive rights to subscribe such shares or bundled units within their respective series of shares, provided that the shareholders’ meeting resolves that such shares or bundled units will be paid in cash. This right shall be exercised pursuant to article 132 of the General Business Corporations Law. In accordance with article 53 of the Securities Market Law, treasury shares or bundled units must be subscribed by means of a public offering. Shareholders will not have the aforementioned preemptive right with respect to the issuance of new shares or bundled units, or placement of treasury shares or bundled units grouping together shares in connection with: (i) merger by the Company; (ii) conversion of debentures issued according to the General Credit Instruments and Operations Law; (iii) public offering in

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accordance with articles 53, 56 and related articles of the Securities Market Law; (iv) capital increase by means of in kind payment of shares issued, or by means of capitalization or cancellation of debt owed by the Company; and, (v) placement of shares repurchased, or bundled units of shares repurchased by the Company.”
ARTICLE 11.- In accordance with article 50 of the Securities Market Law, variable capital stock shareholders will not have redemption right pursuant to article 220 of the General Business Corporations Law.
ARTICLE 12.- “The Company, under the Securities Market Law and the general regulations issued by the National Banking and Securities Commission, shall be able to acquire the shares representing its capital stock or the bundled units grouping together shares, according to these bylaws. Pursuant to article 56 of the Securities Market Law, companies controlled by the Company will not be able to acquire, directly or indirectly, shares that represent the Company’s capital stock or bundled units grouping together such shares, or credit instruments representing such shares. Acquisitions made through investment companies (sociedades de inversión) are exempt from this prohibition.”
ARTICLE 13.- All increases or decreases in the capital stock shall be recorded by the Company in a corporate registry book kept for such purpose.
ARTICLE 14.- The Company may redeem part of its shares by using distributable profits according to the following rules: a).- The redemption must be resolved by an extraordinary shareholders’ meeting.
b).- Only fully paid shares including bundled units represented by fully paid shares may be redeemed.
c).- Shares to be redeemed shall be acquired pursuant to the rules set forth in article 136 of the General Business Corporations Law.
d).- Certificates representing redeemed shares shall be cancelled.
ARTICLE 15.- a).- No sale, transfer, assignment, pledge or other disposition (any of the foregoing hereinafter referred to as a “Transfer") of Series “A" shares or Series “D" shares will be valid if it is not carried out in accordance with the following procedures, unless all the holders of Series "A" and Series "D" shares give their prior written approval.
b).- Any shareholder willing to sell Series "A" or Series "D" shares (hereinafter the "Selling Shareholder") shall communicate such intention in writing to the Series "A" shareholders (if the shares to be sold are Series "D" shares) or to the Series "D" shareholders (if the shares to be sold are Series "A” shares) (hereinafter "Offeree Shareholders"), to the chairman of the board of directors, to the trustee referred to in article 17 of these bylaws, and to the designated representative of the Series “D” directors 90 days in advance of such proposed sale. Said notice shall include the intention to sell such shares, the number of shares intended to be sold, the name of the proposed purchaser, the proposed price, which must be payable entirely in cash (hereinafter the "First Refusal Price"), as well as any other terms in connection with the proposed sale.
c).- During said 90-day period, the Offeree Shareholders, who shall be bound by the resolution of the Offeree Shareholders holding a majority of Series "A" or Series "D" shares, as the case may be, will have an option to purchase all (but not less than all) of the shares offered at the First Refusal Price; to be paid in cash and on the same terms offered to the proposed purchaser, provided that, in the event such option is exercised, any Offeree Shareholder so required to purchase shares may designate any other person or persons on its behalf to acquire such shares, and provided that the Offeree Shareholders give prior written notice of the exercise of such option to the chairman of the board of directors, to the designated representative of the Directors appointed by the Series "D" shareholders, and to the trustee referred to in article 17 of these bylaws. In the event such option is exercised, (i) if the shares to be acquired pursuant to such option are Series "A" shares, each Offeree Shareholder shall be required to acquire such shares in the proportion its Series "D" shares bear with respect to all subscribed and paid Series "D" shares; (ii) if the shares to be acquired pursuant to such option are Series "D" shares, each Offeree Shareholder shall be required to acquire such shares in the

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proportion its Series "A" shares bear with respect to all subscribed and paid Series "A" shares; and (iii) the Selling Shareholder and each of the Offeree Shareholders (or any designee of such Offeree Shareholders) shall complete the transaction related to such option within 10 business days after the date on which such option is exercised.
d).- In case the Offeree Shareholders do not exercise the aforementioned purchase option, the Selling Shareholder may, within 90 days beginning on the earlier of (i) the date on which the 90-day period referred to in the immediately preceding paragraph ends, and (ii) the date on which the Selling Shareholder receives written notice from the Offeree Shareholders of their desire not to exercise their option, carry out the proposed transfer at a price not lower than the First Refusal Price and on terms not less favorable to the Selling Shareholder than those offered to the Offeree Shareholders.
e).- At any time during which any of the shares of the Company are publicly trading on the Mexican Stock Exchange (Bolsa Mexicana de Valores), any holder shall be entitled to sell Series "A" or Series "D” shares through a public offering on such stock exchange, provided that it complies with paragraphs b) through e) of this article 15, except that the Selling Shareholder will not need to disclose the name of the proposed purchaser.
f).- Should any Series "A" or "D" shareholders propose to pledge their shares to a financial or credit institution, hereinafter the “Pledgees”, such shareholders shall deliver to the chairman of the board of directors, to the trustee referred to in article 17 of these bylaws, and to the designated representative of the Series “D” directors, prior to the execution of such pledge, a written agreement in which the Pledgees undertake (i) to notify the chairman of the board of directors of the Company and to the designated representative of the Series “D” directors of any event of default under the pledge; (ii) to meet all the requirements set forth in this article, including paragraphs b) through d) prior to any foreclosure of the pledged shares; (iii) to irrevocably waive any right to allocate themselves the shares, even with the written consent of the shareholder that granted the pledge, until they have fully complied with the restrictions and requirements set forth in this article; and (iv) that Pledgees shall be entitled to vote the pledged shares so long as they are the registered holder thereof. In the event of a foreclosure, the First Refusal Price shall be determined by an auction or, if such auction is not required by law and the transfer is to be carried out differently, such First Refusal Price will be equivalent to the Fair Market Value of such shares, as determined pursuant to paragraph 1) of this article 15.
g).- Notwithstanding the foregoing, (i) any shareholder (a "Subscription Shareholder") who acquires Series "A" or Series "D" shares by subscription (or who has acquired Series "A" or Series "D" shares in connection with a capitalization in exchange for shares of the Company they acquired by subscription) may transfer any such shares in favor of a company which such shareholder owns, directly or indirectly, more than 50% of the outstanding shares of the capital stock with voting power (with respect to such Subscription Shareholder, a "Subscription Subsidiary"); and (ii) any Subscription Subsidiary may transfer any such shares to such Subscription Shareholder or any other Subscription Subsidiary of such Subscription Shareholder, provided that in each case the transferor gives prior written notice to the chairman of the board of directors, the designated representative of the Directors appointed by the Series "D" shareholders, and the trustee referred to in article 17 of these bylaws.
h).- Any shareholder willing to transfer Series "A" or "D" shares otherwise than as set forth in paragraphs (b) through (g) hereof (hereinafter the “FMV” shares) shall communicate such intention in writing to Series “A” shareholders (if the shares to be transferred are Series “D” shares) or to Series “D” shareholders (if the shares to be transferred are Series “A" shares) (the shareholders receiving such notice are hereinafter referred to as the "FMV Offeree Shareholders”), as well as to the chairman of the board of directors, the trustee referred to in article 17 of these by-laws, and to the designated representative of the Series “D” Directors. Said notice shall communicate the intention to transfer the FMV shares, the number of such shares, the name of the proposed transferee and a detailed description of the transfer to be carried out, including the price to be paid.

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i).- For a period of 90 days following delivery of such notice, the FMV Offeree Shareholder with a majority of Series "A" or Series “D” shares, as the case may be, shall be entitled to require a determination of the Fair Market Value of the FMV shares by delivering a notice in writing to the intended transferor and to the chairman of the board of directors, the trustee referred to in article 17 of these by-laws, and the designated representative of the Series “D” directors. Upon the delivery of such determination, each of the FMV Offeree Shareholders shall be subject to the decision of the FMV Offeree Shareholders holding a majority of Series “A" or Series “D" shares, as the case may be, and the intended transferor shall proceed as soon as possible to determine the Fair Market Value of the FMV shares.
j).- FMV Offeree Shareholders, who shall be subject to the decision of the FMV Offeree Shareholders with a majority of Series “A" or series “D” shares, as the case may be, shall have an option to purchase all (but not less than all) of the FMV shares at a price equal to the Fair Market Value within 90 days following the determination thereof. However, if such option is exercised, any FMV Offeree Shareholder required to purchase such shares may designate any other person or persons to acquire such FMV Shares on their behalf. In the event such option is exercised: (i) if the FMV shares are Series “A" shares, each FMV Offeree Shareholder shall be required to acquire such FMV Shares proportionally to their Series "D" shares against the total Series “D” shares, dully subscribed and paid (Series "D" shares); (ii) if the FMV Shares are Series "D” shares, each Offeree Shareholder shall be required to acquire such FMV shares proportionally to its Series "A" shares against the total Series “A” shares dully subscribed and paid; and (iii) the intended transferor and each of the FMV Offeree Shareholders (or any designee of such FMV Offeree Shareholder) shall complete the transactions in relation to such option within ten business days after the date on which such option is exercised.
k).- In case the FMV Offeree Shareholders do not exercise the aforementioned purchase option, the intended transferor, within 90 days beginning on the earlier of (i) the date on which the 90-day option period referred to in the immediately preceding paragraph ends, and (ii) the date on which the intended transferor receives written notice from the FMV Offeree Shareholders of their desire not to exercise their option, will complete the intended transfer in its entirety on the terms set forth in the notice referred to in paragraph h) of this article 15.
l).- As used in these bylaws, the "Fair Market Value" of the Company’s shares shall mean an amount equal to the "Company Value", as defined below, multiplied by a fraction, the numerator of which is the total number of the Company's shares that are being valued, and the denominator of which is the total number of outstanding subscribed and paid shares as of the valuation date. The term "Company Value" shall mean the amount in new pesos that, as of the date of such valuation, would be received for all subscribed and paid shares of the Company’s capital stock in an arm's-length transaction between unrelated parties, determined as follows:
1. The two parties determining the Fair Market Value will each make an independent determination of the Company Value (each an "Original Valuation Determination") and will submit it to the chairman of the board of directors, the trustee referred to in article 17 of these by-laws, and the designated representative of the Series “D” directors. If the two valuations differ by an amount lower than 10% of the smaller valuation, the “Company Value” will be the average of both Original Valuations.
2. If the difference between the two valuations is an amount higher than 10% of the smaller valuation, the parties will each select a financial institution from a list of internationally recognized institutions approved by a majority of Series “A” directors and a majority of Series “D” directors. These two institutions will make their respective determinations of the Company Value (the "Second Valuations") and submit them to the chairman of the board of directors, the trustee referred to in article 17 of these by-laws, and the designated representative of the Series "D” directors. If the Second Valuations differ by an amount lower than 10% of the smaller valuation, the Company Value will be the average of such Second Valuations.
3. If the Second Valuations differ by an amount lower than 10% of the smaller valuation, the two aforementioned institutions will select a third institution from the same list from which they were chosen,

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which institution shall then make its own determination of the Company Value (the "Third Valuation"). The two Second Valuations and the Third Valuation will be averaged, and the Original Valuation nearest to this average will be deemed to be the Company Value.
ARTICLE 16.- The Company may be spun off pursuant to a resolution adopted at an extraordinary shareholders' meeting.
ARTICLE 17.- The Company will keep a shareholder registry book and will consider as shareholders only those people who are registered in such book. The Company will carry out its shareholders’ registration though the Fiduciary Division of Banco Santander, S.A. (formerly Banca Serfin, S.A.) (or any other trust entity that the board of directors may appoint) (hereinafter the "Trustee"). The Company will only consider as owners those shareholders shown in the shareholder registry book kept by the Trustee. Before making changes to such shareholder registry book with respect to Series "A" or Series "D" shares, the Trustee must verify full compliance with the procedures and terms set forth in article 15 hereof.
ARTICLE 18.- In the event of deregistration of the shares representing the Company’s capital stock or the certificates representing them with the National Registry of Securities, either upon request of the Company with the prior consent of the extraordinary shareholders’ meeting and with the favorable vote of the shareholders, including the shareholders with limited vote or non-voting shares, representing ninety-five percent (95%) of the Company’s capital stock, or upon a resolution of the National Banking and Securities Commission, in both cases in accordance with article 108 of the Securities Market Law, prior to such deregistration, the Company shall launch a tender offer subject to the Securities Market Law.
The Company shall place in a trust for a period of at least 6 months from the date of deregistration, the necessary funds to acquire the shares from the investors that did not participate in the tender offer at the same price of such tender offer.
In order to comply with the Securities Market Law, the Company’s board of directors shall disclose to the public its opinion on the tender offer price.
CHAPTER III
GENERAL SHAREHOLDERS’ MEETING
ARTICLE 19.- a). The general shareholder’s meeting is the supreme authority of the Company, all other corporate authority is subordinated thereto. b) The shareholders’ meetings shall be general (ordinary or extraordinary) and special and will be held at the domicile of the Company. Extraordinary meetings will be those dealing with: a) any of the matters pursuant to article 182 (except in the event of capital increase or decrease in the variable part of the capital stock in accordance with article 9 of these by laws) and article 228 bis of the General Business Corporations Law;
b) the deregistration of shares or certificates representing them issued or to be issued by the Company with the National Registry of Securities, or with foreign stock exchanges in which such shares may have been listed;
c) the redemption by the Company of shares of its capital stock with distributable earnings and, if applicable, issuance of dividend certificates (acciones de goce);
d) the capital stock increase in accordance with article 53 of the Securities Market Law; and
e) any other matter in which the applicable law or these by-laws require a special quorum.
All other general meetings will be ordinary meetings. An ordinary shareholders’ meeting, in addition to the provisions of the General Business Corporations Law, will be held to approve any transaction to be entered by the Company or its controlling entities, within one fiscal year, if such transaction represents twenty percent (20%) or more of the consolidated assets of the Company based on the amounts at the end of the immediately preceding quarter, regardless of the way such transactions are executed, either simultaneously or successively,

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but that by its characteristics can be deemed one transaction. Shareholders with voting shares, even limited or restricted, shall be entitled to vote at such meetings.
Special meetings will be those held to deal with matters relating to a particular series of shares. Meetings shall deal only with the matters included in the agenda.
ARTICLE 20.- a).- An ordinary shareholders’ meeting shall be held at least once a year in the Company’s offices on the date set by the board of directors, within four months following the close of the fiscal year.
b).- Ordinary, extraordinary and special shareholders' meetings shall be called by the board of directors through its secretary or alternate secretary; also, the audit and the corporate practices committees, through their respective chairman, may call a shareholders’ meeting.
Shareholders with voting shares, including limited or restricted voting shares, who individually or collectively hold 10% or more of the outstanding capital stock, will be entitled to require the chairman of the board, the chairman of the audit committee or the chairman of the corporate practices committee, to call a general shareholders’ meeting, and the percentage set forth in article 184 of the General Business Corporations Law shall not be applicable.
The meeting will be held upon request of shareholders pursuant to articles 184 and 185 of the General Business Corporations Law and other applicable provisions of the Securities Market Law.
ARTICLE 21.- a).- The notice of ordinary, extraordinary and special shareholders' meetings, in first or further call, shall be published in the Official Gazette or in at least one of the newspapers of general circulation in the domicile of the Company or in the electronic system maintained by the Ministry of Economy, at least 15 days in advance of the date set for the meeting.”
b).- Notices of general shareholders' meetings shall comply with the requirements set forth in Articles 186 and 187 of the General Business Corporations Law and related provisions of the Securities Market Law.
ARTICLE 22.- “To attend the meetings, holders of Series "A" and "D" shares must first deposit their shares with the trustee referred to in article 17 of these bylaws and obtain the relevant proof from the trustee in order to obtain from the Company’s Corporate Secretary the admission card to the meeting, at least forty-eight hours before the date and time set for the meeting. Holders of Series “B" and “L" shares must deposit their shares or bundled units grouping Series “L” and “B” shares together with the Company’s Corporate Secretary or with an institution for the deposit of securities, in order to obtain the relevant admission card from the Company’s Corporate Secretary, also at least forty-eight hours before the date and time set for the meeting. For Series “B” and Series “L” shares or bundled units grouping Series “L” and “B” shares together deposited with an institution for the deposit of securities, such institution shall timely notify the Company's Corporate Secretary of the number of shares or bundled units maintained by each of its depositors therewith, specifying if the deposit has been made on the depositor's or on a third party’s behalf; this proof shall be accompanied by a list of depositors’ names. The shareholders, including holders of shares grouped together into bundled units, may be represented at the meetings by proxies designated by a simple proxy letter or by a power of attorney issued in forms that meet the requirements set forth in the Securities Market Law, which must be received by the Company's Corporate Secretary within the aforementioned term.”
ARTICLE 23.- a).- The general ordinary and extraordinary shareholders' meetings called to deal with matters in which the holders of Series "L" shares do not have voting rights, shall be considered legally called to order upon first or further call, provided that shareholders representing at least 76% (seventy-six percent) of the subscribed and paid common capital stock are present, and their resolutions shall be valid when adopted by the holders of at least a majority of the shares of the subscribed and paid common capital stock voting (and not abstaining) at such meeting, which majority must also include a majority of subscribed and paid Series “D” shares, with respect to any matters not listed in paragraph (f) of this article 23.

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b).- Except as otherwise provided for in paragraph d) of this article, the extraordinary shareholders' meetings which are held upon first or further call to deal with matters in which the holders of Series "L" shares have voting rights shall be considered legally convened if shareholders representing at least 82% (eighty-two percent) of the shares of subscribed and paid capital stock are represented, and their resolutions shall be valid when adopted by holders of at least a majority of the shares of the subscribed and paid capital stock voting (and not abstaining) at such meeting, which majority must also include a majority of the subscribed and paid Series “D” shares, with respect to any matters not listed in paragraph (f) of this article 23.
c).- Special shareholders' meetings of each series of shares, which are held upon first or further call, shall be deemed legally called to order if the holders of at least 75% of the shares of the relevant series are represented, and their resolutions shall be valid when adopted by at least a majority of the subscribed and paid shares of such series, notwithstanding the quorum necessary to call the meeting to order and vote regarding certain special shareholders’ meetings set forth in other provisions of these corporate bylaws.
d).- General ordinary or extraordinary shareholders' meetings or special shareholders’ meetings shall be deemed legally called to order if all subscribed and paid shares with voting rights are represented therein, without need to issue notice thereof, and their resolutions will be valid if, at the time of voting, all shares continue to be represented.
e) At general ordinary shareholders' meetings where the Company's financial statements for the previous fiscal year are discussed, the reports referred to in article 28 section IV of the Securities Market Law shall also be submitted.
f) Notwithstanding the foregoing, ordinary and extraordinary shareholders' meetings shall also be deemed legally called to order upon first or further call, provided that shareholders representing at least the majority of the subscribed and paid ordinary capital stock are present, and their resolutions shall be valid when adopted by the holders of at least a majority of the shares of the subscribed and paid capital stock voting (and not abstaining) at such meeting, with respect to the following matters:
(i) Dividend declaration and payment of up to 20% of the preceding years consolidated net profits, as per the agreed upon Company’s dividend policy.
(ii) Approval of the yearly audited financial statements with an unqualified auditor’s opinion.
(g) Series “L” or Series “B” shares will have the right to be present and vote in ordinary, extraordinary and special shareholders’ meetings in which they are entitled to vote in accordance with these bylaws and, for that purpose, they will be able to obtain admission cards to attend, considering individually each of the Series “L” or series “B” shares grouped together into bundled units, as applicable, instead of considering bundled units as a whole.
ARTICLE 24.- The chairman of the board of directors or any substitute thereof shall preside over shareholders' meetings; in the absence thereof, the meeting shall be presided over by any shareholder designated by those attending the meeting. The secretary shall be the board secretary or, in the absence thereof, any person designated by those attending the meeting. The chairman shall name two of the present shareholders as scrutineers or inspectors of election. Voting shall be by show of hands (económicas) unless at least three of the shareholders attending the meeting request it to be made by roll call (nominales). Furthermore, at the request of shareholders with voting right, including limited or restricted voting right, holding 10% (ten percent) of the Company’s capital stock, the vote for any matter with respect to which they do not consider themselves sufficiently informed may be postponed for up to three days without the need of a notice, and the percentage set forth in article 199 of the General Business Corporations Law shall not be applicable. This right may only be exercised once for a particular matter.
CHAPTER IV
ADMINISTRATION AND SURVEILLANCE

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ARTICLE 25.- a).- The management and administration of the Company’s affairs will be entrusted to a board of directors and a chief executive officer. The board of directors shall consist of no more than 18 regular directors and their alternates, and the number of members of the board of directors may be increased if the minority shareholders exercise their right to appoint directors in accordance with article 26 of these bylaws. The appointment and removal of directors of each series of shareholders shall be made at an ordinary shareholders’ meeting, which will be held pursuant to article 23 of these bylaws. Series "A" shareholders, by majority vote of such series, shall be entitled to designate up to 13 regular directors and their alternates; Series "D" shareholders, by majority vote of such series, shall be entitled to appoint 5 regular directors and their alternates; Series "L" shareholders, by a majority of votes of such shares, shall be entitled to appoint up to 3 regular directors and their alternates; and Series "B" shareholders shall be entitled to appoint directors pursuant to article 26 of these bylaws. The fact that the shareholders of any series of shares do not appoint all of the directors to which they are entitled to appoint at one or more shareholders’ meetings shall not be deemed a waiver to their right to appoint directors in the future up to the above number. Minority shareholders exercising their right to appoint directors as set forth in article 50 of the Securities Market Law shall appoint such directors exclusively within the number of directors corresponding to their respective series in accordance with this article, except as provided for in article 26 of these bylaws. At least, 25% (twenty-five percent) of the directors must be independent.
b). Directors shall hold office for one year; however, in accordance with article 24 of the Securities Market Law, they shall continue in office even if the term for which they have been designated has concluded or they have resigned, up to a term of 30 (thirty) calendar days, if no substitute has been designated or the substitute does not take office, without being subject to the provisions of article 154 of the General Business Corporations Law. Board members and the secretaries will receive the annual remuneration agreed upon by the general ordinary shareholders’ meeting designating them and hall have the rights and obligations set forth in these by laws, as well as in the applicable provisions of the Securities Market Law and the General Business Corporations Law. The board of directors may appoint interim directors, without need of a shareholders’ meeting, in the event of absence of any board member, or in the event the designated member does not take office and no substitute has been appointed or the substitute does not take office. The shareholders’ meeting shall ratify such appointments or shall designate a substitute director at the meeting immediately following such event.
ARTICLE 26.- Shareholders of subscribed and paid Series “B” shares who, individually or as a group, hold 10% of the subscribed and paid shares of the capital stock, may appoint and revoke the appointment of one director and the alternate thereof, according to article 50 of the Securities Market Law. The shareholders’ meeting shall determine the series of shares with respect to which the number of directors will be reduced, in the event they are appointed directors pursuant to this article, provided that such director may not be reduced from the number of directors entitled to appoint the Series “D” shareholders, except if Series “D” shareholders agree otherwise at a meeting and for a specific period, and that, if any, article 195 of the General Business Corporations Law and the relevant provisions of the Securities Market Law with respect to the appointment of directors by minority shareholders shall be complied with.”
ARTICLE 27.- The chairman of the board of directors, any chairman of the audit or corporate practices committees, or at least 25% (twenty-five percent) of the members of the Company’s Board of Directors shall be entitled to call a board of directors meeting and to include the items that they deem convenient in the agenda. The notices of board of directors’ meetings shall be signed by the person who made such call or by the chairman or, in the absence thereof, by the vice-chairman or the secretary and shall be sent by fax, personal delivery, or by any other means permitted by the law, at least 15 days before the date of the meeting. Any group of three directors may request a meeting of the Company’s Board of Directors, in which case the chairman, vice-chairman or secretary shall duly issue a notice of such meeting to be held within 30 days and shall include in the agenda any matter requested by such directors.
The external auditor may be called to any of the board of directors’ meetings as a guest with voice but no vote.

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ARTICLE 28.- a) The board of directors shall meet at least once every 3 (three) months. At the first session, immediately after the general ordinary meeting that appointed them, the board of directors shall appoint the chairman and the vice-chairman from the directors designated by the Series "A" shareholders. The chairman, who shall act as chairman of the board of directors‘ meetings and the shareholders' meetings, shall, during the absences thereof, be replaced by the vice-chairman and, in the absence thereof, by the other series “A” directors in the order in which they were designated.
b).- The secretary and the alternate secretary of the board and the meetings, who may not be directors, shall be designated by a majority of the Series "A” shareholders. Minutes shall be written of the whole meeting and must be approved in writing by at least a majority of the Series "A" and by at least two Series "D" directors attending the relevant meeting and shall be signed by the chairman and the secretary.
ARTICLE 29.- a).- The Board of Directors shall be considered legally set up to resolve any matter at the time the relevant resolution is taken and at least two directors designated by the Series "D" shareholders must be present as part of such majority (except during a Simple Majority Period, which exception shall apply only with respect to the Simple Majority Matters as set out in article 31, and except also for those matters or activities listed in paragraph (d) of this article 29). The Board of Directors may also hold meetings through interactive (electronic or telecommunications) media among the directors and mixed (interactive and in-person) meetings and shall in all cases meet the same conditions for the call into order and voting set forth in paragraphs a), c) and d) of this Article 29 hereof.
b).- The Board of Directors may, without meeting, adopt resolutions by a unanimous vote of its members, provided that such resolutions are confirmed in writing by all members and recorded in the relevant minutes book.
c).- The resolutions of the Board of Directors shall be valid only if they have been approved by a majority of directors voting (and not abstaining) at such meeting, which majority will include at least two Series “D” directors, excluding (i) when there is a Simple Majority Period under article 31 hereof to discuss Simple Majority Matters; (ii) all Series “D” directors present at the meeting abstain; or (iii) those matters or actions listed in paragraph (d) of this article 29. Except for the matters or activities listed above, where the approval of the Series “D” directors is not required, the approval of at least two Series “D” directors will be required to approve all other matters or activities. Such other matters or activities shall include but shall not be limited to such (other matters or activities referred to herein as “Extraordinary Matters”):
1. Entering or operating a line of business that is not an “Authorized Line of Business”.
2. Acquisition or divestiture of franchises and territories or expansion of the Company into other territories.
3. Any acquisition, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, of any assets, securities, properties, interests, or businesses, or approve any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), unless such acquisition or investment: (i) is already included in the capital budget of the Annual Normal Operations Plan; or (ii) if it is not already included in the capital budget of the Annual Normal Operations Plan is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate with a value not in excess of US $100 million.
4. Entering into any transaction to sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any real property or other properties or assets, real, personal or mixed, unless such transaction: (i) is already included in the Annual Normal Operations Plan; or (ii) if it is not already included in the Annual Normal Operations Plan it is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate with value not in excess of US $100 million.
5. Entering into joint ventures, partnerships, strategic alliances or any other business combination with third parties, regardless of structure, that is not in the ordinary course of business consistent with past practices.

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6. Litigation or arbitration matters (including related settlements) that are not in the ordinary course of business consistent with past practices.
7. Any guarantee of a third-party obligations that is not related to the normal operation or not required to assure the organic growth of the business of the Company and its Subsidiaries in each of the territories where they operate.
8. Adoption of any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company.
9. Change of external auditors.
10. The proposal to declare and pay dividends exceeding 20% of the preceding years consolidated net profits.
11. Approval of yearly audited financial statements with a qualified auditor’s opinion.
12. Listing and delisting of securities with any stock exchange.
13. Issuance of shares or new series of shares, redemption of shares or changes in capital structure, including but not limited to any formation or dissolution of subsidiaries.
14. Approval of the Annual Extraordinary Plan and any amendments thereto.
15. Approval of decisions or activities that are consistent with the implementation of the Annual Extraordinary Plan.
16. Any delegation of authority or powers to vote shares of the Company’s subsidiaries with respect to matters not described in article 29 paragraph (d), subsections (1) through (7) of these bylaws.
17. Changes, amendments or modifications to the “Chart of Authority” with respect to matters not described in article 29 paragraph (d), subsections (1) through (7) of these bylaws.
18. Any other matter considered at ordinary, special or extraordinary shareholders’ meetings (other than those matters set forth in article 23 paragraph (f) of these bylaws.
19. Disposition of shares of Subsidiaries or of the main line of existing business.
(d) Notwithstanding the foregoing, the Board of Directors shall also be considered legitimately set up if the majority of its members are present and its resolutions shall be valid if they have been approved by the majority of the members of the board of directors voting (and not abstaining), with respect to the following matters:
(1) Appointment or removal of the Company’s Chief Executive Officer and the senior management reporting to the Chief Executive Officer and approval of their compensation.
(2) Approval of the Annual Normal Operations Plan (and any modification related thereto), as part of the Annual Business Plan, including the approval of any capital investment, capital expenditure, leases or indebtedness, or other financial obligation (or guaranties) or any other actions necessary to implement the Annual Normal Operations Plan.
(3) Approval of any decision or activity required in order to assure both the normal operation and the organic growth of the business of the Company and its subsidiaries in each of the territories where they operate and that it is consistent with the implementation of the Annual Normal Operations Plan.
(4) Approval of the internal policies applicable to the Company as long as they are related to the normal operation or are required to assure the organic growth of the business of the Company and its subsidiaries in each of the territories where they operate and that are consistent with the implementation of the Annual Normal Operations Plan.

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(5) Approval of yearly audited financial statements with an unqualified auditor’s opinion.
(6) Any delegation of authority or powers to vote shares of subsidiaries of the Company, in either case with respect to any of the matters described in clauses (1) through (5) above.
(7) The granting of any power of attorney with respect to any of the matters set forth in subsections (1) through (6) above.
For purposes of articles 29 and 30, the following terms shall have the meanings set forth below:
The “Annual Business Plan” will be comprised of: (a) the “Annual Normal Operations Plan”, and (b) the “Annual Extraordinary Plan”.
“Annual Normal Operations Plan” means the annual plan required to assure the normal operation and the organic growth of the business of the Company and its subsidiaries in each of the territories where they operate (including the necessary capital investments, capital expenditures, leases or indebtedness or other financial obligations (or guaranties), excluding any plan or decision relating to the Extraordinary Matters).
“Annual Extraordinary Plan” means the annual plan that should include any other plan or decision not contemplated in the “Annual Normal Operations Plan,” including but not limited to the Extraordinary Matters.
“Authorized Line of Business” means the manufacture, preparation, packaging, refrigeration, distribution, purchase, selling, dealing or any other activity concerned with any non-alcoholic beverage products under the trademarks owned, authorized or licensed by The Coca-Cola Company or its subsidiaries. For the avoidance of doubt and without limiting the foregoing, none of the following activities will be considered an Existing Line of Business: the manufacture, preparation, packaging, refrigeration, distribution, purchase, dealing or selling of alcoholic or nonalcoholic beverages (including but not limited to beer and soft drinks) not authorized by The Coca-Cola Company or its subsidiaries. For purposes of this definition, neither the Company nor any of its subsidiaries shall be considered a “subsidiary” of The Coca-Cola Company.”
ARTICLE 30.- The board of directors shall have the following powers and duties:
a).- To manage the Company's business and property, with the broadest powers of administration, pursuant to article 2554, second paragraph of the Federal Civil Code and the related articles of the Civil Codes in force in Mexico City and the various states of the United Mexican States.
b).- To exercise acts of ownership with regard to the Company’s personal and real property as well as its real and personal rights as set forth in the third paragraph of article 2554 of the Federal Civil Code, and the related articles of the Civil Codes of Mexico City and various states of the United Mexican States, and to grant guarantees of any type with regard to the obligations contracted or to the securities issued or accepted by third parties.
c).- To act as agent of the Company before all kinds of federal, state or municipal administrative or judicial authorities, as well as before labor or any other authorities, or before arbitrators or amicable composers, with the broadest powers, including powers that require a special clause pursuant to the law; to answer and prepare interrogatories; including to withdraw from the writ of amparo, pursuant to the first paragraph of article 2554 of the Federal Civil Code, and the related articles of the Civil Codes of Mexico City and the various states of the United Mexican States; as well as to act as agent of the Company before all kinds of criminal, federal and state authorities; and to file accusations, charges and complaints for crimes committed against the Company; to be the agent of the Company and cause it to assist the public prosecutor in those proceedings; and to grant pardon.
d).- To draw, make, endorse and guarantee credit instruments on behalf of the Company; to issue debentures with security interest or unsecured; to cause the Company to be jointly and severally liable; to grant guarantees, performance bonds, or any other security for payment with respect to any obligations contracted or securities issued or accepted by the Company or by third parties; to contribute the Company’s personal and

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real property 0to other companies; to subscribe shares and take up holdings or acquire interest in other companies; and generally to execute acts, enter into contracts and carry out any other transactions which may be necessary, conducive, complementary or connected to the main purpose of the negotiation.
e).- To appoint the officers and managers deemed necessary, as well as to appoint committees deemed necessary, and to determine their authority.
f).- To approve the internal policies applicable to the Company.
g.- To grant and revoke powers of attorney as deemed appropriate, with or without the power of delegation, being able to grant any appropriate authority vested on the board of directors by these bylaws.
h).- To implement the resolutions of the meeting and generally to carry out all the acts and transactions necessary or convenient for the purpose of the Company, except for those acts expressly reserved by law or these bylaws to the shareholders' meetings.
i).- To approve the Five-Year Business Plan and the Annual Business Plan of the Company and its subsidiaries.
j).- To approve any significant deviations from such Five-Year Business Plan or Annual Business Plan of the Company and its subsidiaries.
k).- To approve the introduction of any new line of business or the termination of any existing line of business. The shareholders or the board of directors of the company (through a valid resolution of a general shareholders' meeting or of the board of directors in accordance with these bylaws) may reserve to the board of directors, according to the terms and conditions deemed appropriate by the shareholders’ meeting or the board of directors in accordance with a resolution as noted above, all or any of the powers granted by these bylaws or by law, except for those powers reserved by law or these bylaws to the shareholders' meetings.
l).- To approve the operations that are not in the ordinary course of business of the Company and which are being considered to be entered into between the Company and its shareholders with persons that are part of the management of the Company, or with persons with which such individuals have an equity relationship, or, if any, relationships of consanguinity or affinity up to the second degree, the spouse or common-law partner; the purchase or sale of ten percent or more of the assets; providing guarantees for an amount exceeding thirty percent of the assets, as well as operations other than the above accounting for one percent to the Company’s assets.
In addition, to request the opinion of the relevant committee and, if applicable, to approve the transactions described in the paragraph above that its subsidiaries (as such term is defined in the last paragraph of article 1 of the general provisions applicable to the issuers of securities, issued by the National Banking and Securities Commission, published in the Federal Official Gazette (Diario Oficial de la Federación) on March 19, 2003 as amended) intend to enter into with related parties that may compromise the net worth thereof.
The authority referred to in paragraph l) herein cannot be delegated. The members of the board of directors shall be responsible for the resolutions adopted related to the matters referred to in the aforementioned paragraph l), excluding the case set forth in article 159 of the General Business Corporations Law.
m).- Any other powers or duties set forth in these bylaws and the Securities Market Law.
ARTICLE 31.- In the event that The Coca-Cola Company or any of its affiliates takes any action under a bottler's agreement or a related agreement executed with the Company or any of its subsidiaries that a majority of the directors designated by the Series "A" shareholders reasonably and in good faith believe to be materially adverse to the interests of the Company as a whole (hereinafter "Simple Majority Determination"), such majority of Series “A” shareholders may deliver written notice of such Simple Majority Determination, specifying the basis therefore, to The Cola-Cola Company or such affiliate, and to the designated representative of the Series “D” Directors. At any time during the 90-day period commencing on the 61st day

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following delivery of such notice, the majority of the Directors designated by the Series "A" shareholders may, if such action has not been remedied to their reasonable discretion, deliver another written notice to the same persons declaring a “Simple Majority Period" to be in existence. During such Simple Majority Period, and only during such period, matters (the "Simple Majority Matters") described in paragraphs j), k) and l) of article 30 hereof, and matters described in paragraph h), but only to the extent required to implement the matters described in paragraphs j), k) and l) at the level of enterprises controlled by the Company, shall be treated as matters to be approved by a simple majority vote of the entire board of directors of the Company, without requiring the presence or approval of any director designated by the Series "D" shareholders. A majority of the Series "A" directors may terminate this Simple Majority Period at any time by giving written notice thereof to The Coca-Cola Company or such affiliate, and to the designated representative of the Series “D” directors. For a period of one year following such notification, the directors designated by the Series "A" shareholders will not be entitled to declare another Simple
Majority Period. Resolution of the action that gave rise to the declaration of a Simple Majority Period shall not terminate such Simple Majority Period. No failure to declare a Simple Majority Period during such 120-day period will prevent a majority of the directors designated by the Series "A" shareholders from subsequently exercising the rights conferred by this article 31 to make another Simple Majority Determination with respect to such action.
ARTICLE 32.- The majority of the holders of common shares of the Company, voting at an ordinary shareholders' meeting as set forth in article 23 hereof, may set up intermediate levels of administration other than the ones set forth in the General Business Corporations Law or the Securities Market Law. The creation, structure and operation thereof shall be subject to the general rules issued by the National Banking and Securities Commission.
ARTICLE 33.- The surveillance of the Company and its controlled entities shall be entrusted to the board of directors.
In order to comply with its supervisory duties, the board of directors shall be assisted by the corporate practices and audit committees, and by the company hired to perform the external auditing services for the Company, each of them in accordance with their respective competence, as set forth in the Securities Market Law.
The audit and corporate practices committees shall perform the activities set forth in the Securities Market Law, and shall be comprised exclusively by independent directors and by at least three (3) board members designated by the general ordinary shareholders’ meeting or by the board of directors, as proposed by the chairman of the board.
The chairmen of the audit and the corporate practices committees shall be designated and removed exclusively by the shareholders’ meeting. Such chairmen shall not preside the board of directors, and shall be appointed taking into consideration their experience, recognized capacity, and professional prestige.
ARTICLE 33 Bis.- The management, conduction and execution of the business of the Company and its controlled entities shall be the responsibility of the chief executive officer, who shall follow the strategies, policies and guidelines approved by the board of directors, and shall have the authority and obligations set forth in the Securities Market Law.
CHAPTER V
FISCAL YEAR FINANCIAL STATEMENTS AND
DISTRIBUTION OF PROFITS AND LOSSES
ARTICLE 34.- The fiscal year of the Company shall be of twelve months, beginning on January first and ending on December 31 of the same year.

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ARTICLE 35.- Annual profits, after payment of Income Tax (Impuesto Sobre la Renta), workers' profit sharing and any other items that must be deducted or separated in accordance with Mexican law, shall be applied as follows:
a).- A minimum of five percent shall be set aside to constitute the legal reserve fund until it reaches at least twenty percent of the capital stock.
b).- The remainder may be distributed as dividends among the shareholders proportionally to the number of shares held by them or, if resolved by the shareholders' meeting, it shall be totally or partially allocated in provision funds, reinvestment reserve funds, special funds or any other funds that the meeting may determine.
ARTICLE 36.- The founders do not reserve any special participation in the Company's profits.
ARTICLE 37.- Losses, if any, shall be divided among shareholders pro rate according to the number of shares held but shall not exceed the shares' nominal value.
CHAPTER VI
DISSOLUTION AND LIQUIDATION
ARTICLE 38.- The Company shall be dissolved in the cases referred to in points II, III, IV and V of article 229 of the General Business Corporations Law or, if the general shareholders' meeting so determines, in accordance with article 23 of these bylaws.
ARTICLE 39.- Once the Company is dissolved, the extraordinary shareholders' meeting, by a majority vote, shall designate one or more liquidators, fixing a term for the carrying out of their duties and the relevant compensation.
ARTICLE 40.- Liquidators shall carry out the liquidation of the Company pursuant to the resolutions of the extraordinary shareholders' meeting, and in the absence thereof, in accordance with the following:
a).- They shall conclude the Company's business in the manner they deem most appropriate, collecting receivables, paying debts, and selling the Company's property required therefor.
b).- They shall prepare the liquidation financial statements and shall submit them to the approval of the extraordinary shareholders' meeting.
c).- They shall distribute among the shareholders the remaining assets as per the Financial Statements approved by the extraordinary shareholders' meeting, in accordance with law and these by laws and against the delivery and cancellation of the corresponding share certificates.
ARTICLE 41.- During the liquidation period, a meeting will be held in accordance with the provisions in the chapter relating to shareholders' meetings of these bylaws, and the liquidators shall perform the same functions the board of directors had during the normal course of the Company’s business.
ARTICLE 42.- For matters not expressly provided for in these bylaws, the provisions of the Securities Market Law and the General Business Corporations Law shall apply. The terms used in these bylaws and defined in the Securities Market Law shall have the meanings ascribed to them therein.